                                  EXHIBIT 11

                        RICHMOND COUNTY FINANCIAL CORP.
               STATEMENTS RE:  COMPUTATION OF PER SHARE EARNINGS

              (In Thousands, Except Share and Per Share Amounts)


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

                                                                               For the                          For the
                                                                          Three Months Ended               Nine Months Ended
                                                                               March 31,                       March 31,
                                                                    -------------------------------------------------------------
                                                                        1999            1998(1)          1999          1998(1)
                                                                     -----------      -----------    ------------   ------------
Net income (loss)                                                    $     5,380      $    (9,461)   $     16,754   $       (947)
                                                                     -----------      -----------    ------------   ------------
Weighted average common shares outstanding                            22,515,575       24,310,518      23,431,027     24,310,295

Common stock equivalents due to dilutive effect
 of stock options                                                              -                -               -              -
                                                                     -----------      -----------    ------------   ------------

Total weighted average common shares and equivalents                  22,515,575       24,310,518      23,431,027     24,310,295
                                                                     -----------      -----------    ------------   ------------

Basic earnings (loss) per common and common share equivalents        $      0.24      $     (0.39)   $       0.72   $      (0.39)
                                                                     -----------      -----------    ------------   ------------

Total weighted average common shares and equivalents outstanding      22,515,575       24,310,518      23,431,027     24,310,295

Additional dilutive shares using ending period market value
  versus average market value for the period when utilizing
  the treasury stock method regarding stock options                     (157,942)               -        (192,243)             -
                                                                     -----------      -----------    ------------   ------------

Total shares for dilutive earnings per share                          22,357,633       24,310,518      23,238,784     24,310,295
                                                                     -----------      -----------    ------------   ------------

Diluted earnings (loss) per common share equivalents                 $      0.24      $     (0.39)   $       0.72   $      (0.39)
                                                                     ===========      ===========    ============   ============
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/(1)/  Per share amounts are calculated since conversion on February 18, 1998